UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) April 29, 2008

ELECTRONIC ARTS INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-17948	94-2838567
(Commission File Number)	(IRS Employer Identification No.)

209 Redwood Shores Parkway, Redwood City, California 94065-1175

(Address of Principal Executive Offices) (Zip Code)

(650) 628-1500

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2008, the Compensation Committee of the Board of Directors of Electronic Arts Inc. (the “Company”) adopted the Electronic Arts Annual Bonus Plan (the “Plan”), which amends and restates the Electronic Arts Discretionary Bonus Program, effective for the fiscal year ending March 31, 2009.

The material features of the Plan are summarized below. This summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Plan, a copy of which is filed as Exhibit 10.1 hereto and is incorporated by reference herein.

Purpose. The Plan is a cash bonus plan which is intended to attract, motivate and retain talent by providing eligible employees with incentive compensation based upon the achievement of selected performance goals.

Eligibility. Generally, regular status employees, including executive officers, of the Company (and its subsidiaries and affiliates) who do not perform product-development functions and who are chosen solely at the discretion of the Company are eligible to participate in the Plan. Any bonus payment provided for under the Plan is completely discretionary, and is not considered earned or accrued by a participant until it is actually paid. If an eligible employee’s employment with the Company terminates for any reason prior to the date a bonus payment is made, he or she will not be eligible to receive any bonus payment.

Administration. The Plan is administered by the Company’s Compensation Committee, which has the authority, in its discretion, to make any and all decisions regarding the administration and interpretation of the Plan, determine eligibility for participation, establish bonus components and performance measures for such components, and determine the bonus payment amounts, if any, to be paid under the Plan. The Plan may be amended or terminated at any time. The Compensation Committee may delegate its authority to a Plan administrative committee or Company management; provided, however, that the Compensation Committee may not delegate authority to approve the payment of any bonuses under the Plan to individuals serving as “officers” of EA, as such term is used in Section 16 of the Securities Exchange Act of 1934, as amended.

Determination and Payment of Bonuses. Each Plan participant is assigned an annual target bonus amount that is expressed as a percentage of his or her annual base salary. A participant’s annual bonus target is then adjusted upward or downward based on the achievement of relevant performance measures, which include the participant’s individual performance during the fiscal year, and one or more of the following: (i) the Company’s fiscal year financial performance as compared to pre-determined performance targets; (ii) the participant’s business unit’s performance as compared to pre-determined targets; and (iii) such other business-related performance measures as the Company deems appropriate to accomplish a business purpose. The particular performance measures applicable to a participant, and the weight of each such performance measure as a percentage of the participant’s annual bonus target, depend on the participant’s job position within the Company and the amount of bonus-eligible time he or she worked during the applicable fiscal year.

The bonus amount payable to a participant under the Plan will be calculated after the end of the fiscal year and will be based on the actual level of achievement of each applicable performance measure. In the event that either the company or business unit performance measure falls (i) below an achievement level of 85%, then no bonus payout will be awarded with respect to such performance measure, except by separate approval by the Compensation Committee at a level set in its sole discretion, (ii) between an achievement level of 85% and 120%, then the bonus payment with respect to such performance measure will be calculated on the basis of the actual achievement level, or (iii) above an achievement level of 120%, then the bonus payment with respect to such performance measure will be calculated on the actual achievement level up to the first 120% and then on a two-to-one basis for each percentage point above 120%. In no event may bonus payments for the company or business unit performance measure exceed 200%. The individual performance component is funded each fiscal year at 100%, with the bonus payment adjusted up or down based on Company discretion and the participant’s level of achievement of his or her individual performance objectives. Bonus payments for the individual component typically will not exceed 200%, but may be adjusted up to 300% in cases of extraordinary job performance and with CEO approval.

For fiscal year 2009, actual bonus payouts will be determined based on (i) the Company’s performance as a whole, (ii) for some groups, a participant’s business unit performance, and (iii) the participant’s individual performance. The Company-specific performance measure will be determined based on an adjusted measure of non-GAAP net income performance and revenue performance.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Electronic Arts Annual Bonus Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECTRONIC ARTS INC.

Dated: April 29, 2008	By:	/s/ Stephen G. Bené
Stephen G. Bené
Senior Vice President, General Counsel and Secretary